UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Tribune Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following is an excerpt from the script of a video e-mail communication sent from Dennis J. FitzSimons, Tribune Company’s Chairman, President and Chief Executive Officer, to employees of Tribune Company on Wednesday, July 25, 2007:

6.              These second quarter trends, as well as tightening credit markets, have caused some speculation that our going-private transaction may not close. As a result, our stock is currently trading below $30 a share.

7.              You should know that our transaction is on track, and the financing for it is fully committed by four of the largest banks in the world. We anticipate closing the transaction in the fourth quarter, following shareholder and FCC approval. At that time, we expect to be in full compliance with our credit agreements.

8.              A special Tribune shareholder meeting will take place on August 21. Employees who own stock should be receiving proxy materials in the near future, so be sure to read them carefully and cast your vote on the transaction by mail, phone or Internet. Our internal website includes answers to frequently-asked questions as well as a place where you can submit your own questions.